Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO 517/372-9200

Neogen reports third quarter results

LANSING, Mich., March 25, 2014 — Neogen Corporation (NASDAQ: NEOG) announced today that its revenues for the third quarter of FY 2014, which ended Feb. 28, increased 21% to $61,996,000, from the previous year’s third quarter revenues of $51,055,000. Year to date, FY 2014 revenues increased 19% to $180,143,000 from FY 2013’s $151,522,000.

Third quarter net income was $6,575,000, compared to the prior year’s $6,652,000. Adjusted for a 3-for-2 stock split effective Oct. 31, 2013, earnings per share in the current quarter were $0.18, compared to $0.18 a year ago. Current year-to-date net income was $20,621,000, or $0.56 per share, compared to $20,158,000, or $0.55 per share, for the same period a year ago.

The third quarter was the 88th of the past 93 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last eight years.

“We are pleased to report our solid third quarter revenue results,” said James Herbert, Neogen’s chief executive officer and chairman. “Our third quarter acquisition of the Chem-Tech insecticide business, and other recent strategic moves, have increased the depth and breadth of Neogen’s food security product portfolio. This continued strong top line growth has penalized bottom line results, due in part to changing product mix and integration costs.”

“Similar to our second quarter, the current year’s third quarter faced an extremely tough comparison against the previous year quarter when our gross margins were driven sharply higher because of very profitable sales of mycotoxin test kits to defend against toxins in grain caused by weather conditions,” said Steve Snyder, Neogen’s president and chief operating officer. “However, our organic growth of food safety products was 11%, with attractive margins.”

Neogen’s gross margin was 49.5% of sales in its third quarter, compared to 53.5% of sales for FY 2013’s third quarter. This decrease was due almost entirely to the change in the company’s overall product mix. The company believes that the current product mix will remain fairly constant for the near term.

Sales and marketing expenses rose by 14% during the period due to increases in personnel related costs, higher marketing and advertising activity, and shipping cost increases resulting from increased volume. General and administrative costs rose by 23%, with the largest components of the increase being personnel related expenses, amortization of intangible assets related to business acquisitions, higher stock option expense and legal fees. Research and development rose by 6% for the quarter. Operating income rose to $10.3 million, an increase of 6% compared to the same period a year ago.

“As the company absorbs our recent acquisitions, we will continue to manage the product lines and related inventories, and expect to gain operating efficiencies as we more fully integrate the businesses,” said Steve Quinlan, Neogen’s chief financial officer. “Our cash flow generation has allowed us to continue to invest in the business, and also gives us flexibility as additional investment opportunities arise.”

Neogen’s overall revenue growth of 21% for the current comparative quarter was aided in part by the acquisitions of SyrVet® veterinary instruments in July 2013, Prima Tech® veterinary instruments in November 2013, and Chem-Tech agricultural insecticides in January 2014. All contributed to the 32% revenue increase reported for Neogen’s Animal Safety segment for the current quarter.

The 11% quarter revenue growth in Neogen’s Food Safety segment was entirely organic, as increased sales of multiple product lines into several market segments more than offset lower sales of mycotoxin test kits compared to the prior year quarter. The lower sales of mycotoxin test kits were due to improved growing conditions in the United States that led to less testing for the toxins, not an erosion of market share.

As with recent quarters, Food Safety segment sales increases were led by increasing sales of instruments and disposables associated with Neogen’s Soleris® test system used to detect spoilage organisms, and the company’s unmatched line of simple tests to detect food allergens. The tests, which include screening and quantitative tests for milk, peanuts, soy, and other major food allergens, have experienced sustained, significant growth over recent years as regulators in the U.S. and around the world have increasingly targeted food allergens for regulatory action.

Revenues from Neogen’s Scotland-based subsidiary increased 22% in the third quarter, with higher sales of food allergen test kits, lab services, and several other key product lines. For both the quarter and year-to-date period, Neogen also achieved double-digit increases in sales of food and animal safety products from its Mexican and Brazilian subsidiaries.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28		Nine months ended Feb. 28
	2014	2013	2014	2013
Revenue
Food Safety	$28,020	$25,311	$86,417	$77,537
Animal Safety	33,976	25,744	93,726	73,985

Total revenue	61,996	51,055	180,143	151,522
Cost of sales	31,291	23,742	89,583	70,409

Gross margin	30,705	27,313	90,560	81,113
Other expenses
Sales & marketing	11,986	10,533	33,529	30,232
Administrative	6,320	5,132	18,135	14,510
Research & development	2,106	1,982	6,496	5,901

Total operating expenses	20,412	17,647	58,160	50,643

Operating income	10,293	9,666	32,400	30,470
Other income (expense)	(40)	394	(522)	544

Income before tax	10,253	10,060	31,878	31,014
Income tax	3,700	3,450	11,400	10,950

Net income	$6,553	$6,610	$20,478	$20,064
Net loss (income) attributable to non-controlling interest	22	42	143	94

Net income attributable to Neogen Corp	$6,575	$6,652	$20,621	$20,158
Net income attributable to Neogen Corp per diluted share (1)	$0.18	$0.18	$0.56	$0.55
Other information:
Shares to calculate per share (1)	37,233	36,603	37,149	36,455
Depreciation & amortization	$2,427	$1,869	$6,641	$5,274
Interest income	28	33	88	114
Gross margin (% of sales)	49.5%	53.5%	50.3%	53.5%
Operating income (% of sales)	16.6%	18.9%	18.0%	20.1%
Revenue increase vs. FY 2013	21.4%		18.9%
Net income increase (decrease)vs. FY 2013	-1.2%		2.3%

(1)	Reflects effect of Oct. 31, 2013, 3-for-2 stock split

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 28	May 31
	2014	2013
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$68,810	$85,369
Accounts receivable	48,068	38,737
Inventory	51,861	38,315
Other current assets	7,230	6,026

Total current assets	175,969	168,447
Property & equipment	39,838	34,345
Goodwill & other assets	114,543	87,766

Total assets	$330,350	$290,558
Liabilities & Equity
Current liabilities	$24,534	$17,719
Long-term debt	0	0
Other long-term liabilities	14,692	14,552
Equity: Shares outstanding 36,644 in Feb. & 36,084 in May (1)	291,124	258,287

Total liabilities & equity	$330,350	$290,558

(1)	Reflects effect of Oct. 31, 2013, 3-for-2 stock split